Exhibit 3.1

Certificate of the Registration

of a Company

Corporations Act 2001 Paragraph 1274 (2) (b) This is to certify that

FROGFIRL PTY. LTD.

Australian Company Number 006 690 348

is taken to be registered as a company under the Corporations Act 2001 in Victoria.

The company was a proprietary company.

On the twentieth day of February 1987 the company converted to a public company and the name changed to

HELM RESOURCES LIMITED

On the seventeenth day of December 1987 the company changed its name to

QUANTUM RESOURCES LIMITED

On the first day of December 2017 the company changed its name to

NOVA MINERALS LIMITED

The company is limited by shares.

The day of commencement of registration is the fourteenth day of January 1987.

Issued by the
Australian Securities and Investments Commission
on this second day of February 2022.

Joseph Longo
Chair